SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:                                  Phoenix Equity Series Fund
Address of Principal Business Office:  101 Munson Street
                                       Greenfield, MA 01301
Telephone Number:                      (800) 243-1574
Name and Address of Agent
  for Service:                         Thomas N. Steenburg
                                       Vice President, Counsel and Secretary
                                       Phoenix Duff & Phelps Corporation
                                       56 Prospect Street
                                       Hartford, Connecticut 06115


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X]  No [ ]

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Hartford and the State of Connecticut on the 2nd day of June, 1997.

                                     PHOENIX EQUITY SERIES FUND

                                     By: /s/ Thomas N. Steenburg
                                         ____________________________
                                         Thomas N. Steenburg
                                         President




Attest: /s/ Nancy G. Curtiss
        ________________________________
            Nancy G. Curtiss
            Secretary